Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-236734, 333-253922, 333-258000, and 333-263252) on Form S-8 and the registration statement (No. 333-253955) on Form S-3 of our report dated March 6, 2023, with respect to the financial statements of Passage Bio, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 6, 2023